Exhibit 99.1

FOR IMMEDIATE RELEASE NYSE American – REI

RING ENERGY ANNOUNCES THE CLOSING OF THE FOUNDERS OIL & GAS PERMIAN BASIN ASSETS ACQUISITION

The Woodlands, TX – August 16, 2023 – Ring Energy, Inc. (NYSE American: REI) (“Ring” or the “Company”) today announced it has completed its previously announced acquisition (the “Transaction”) of the Central Basin Platform (“CBP”) assets of Founders Oil & Gas IV, LLC (“Founders”). Founders’ CBP operations are located in the Permian Basin in Ector County, Texas and are focused on the development of approximately 3,600 net acres that are similar to Ring’s CBP assets acquired in 2022 from Stronghold Energy Operating II, LLC and its affiliate (“Stronghold”).
KEY HIGHLIGHTS
•    Immediately accretive to Ring’s production, reserves, and Adjusted Free Cash Flow(1);
•    Accelerates Ring’s ability to pay down debt; and
•    Further increases Ring’s inventory of low-risk, high rate-of-return drilling locations, allowing capital allocation flexibility for Ring;
Mr. Paul D. McKinney, Chairman of the Board and Chief Executive Officer, commented, “We are pleased to inform our shareholders that we closed our previously announced acquisition of Founders Oil & Gas CBP assets on August 15, 2023. This Transaction complements our conventional-focused CBP asset position in the Permian Basin with assets that are similar to the CBP assets we acquired in the third quarter of last year. Our near-term focus is to quickly integrate these operations into our business, while at the same time formalizing detailed development plans for the acquired assets. Similar to our other inventory in the area, these assets have stacked pay zones of high-quality rock with proven performance. We intend to leverage our extensive expertise applying the newest conventional and unconventional technologies to optimally develop the acquired inventory of undeveloped drilling locations. In summary, we view this acquisition as another example of creating value through our value focused proven strategy and further positions the Company to deliver on our long-term goals for our shareholders.”

TRANSACTION CONSIDERATION

After taking into account preliminary closing adjustments for interim cash flow based on the effective date of April 1, 2023 and other customary items, consideration for the Transaction consisted of:
•    A cash deposit of $7.5 million paid on July 11, 2023;
•    A cash payment of approximately $42.5 million at closing; and
•    A deferred cash payment of $15.0 million due on or about December 15, 2023.
The cash payment at closing was funded with borrowings under Ring’s senior revolving credit facility.

ADVISORS
Raymond James acted as exclusive financial advisor and Jones & Keller, P.C. provided legal counsel to Ring. TenOaks Energy Advisors served as exclusive financial and technical advisor and O’Melveny & Myers LLP provided legal counsel to Founders.
ABOUT RING ENERGY, INC.
Ring Energy, Inc. is an oil and gas exploration, development, and production company with current operations focused on the development of its Permian Basin assets. For additional information, please visit www.ringenergy.com.
SAFE HARBOR STATEMENT
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitation, statements with respect to the Company’s strategy and prospects. The forward-looking statements include statements about the expected benefits of the Transaction to Ring and its shareholders, the expected future reserves, production, financial position, business strategy, revenues, earnings, costs, capital expenditures and debt levels of the Company, and plans and objectives of management for future operations. Forward-looking statements are based on current expectations and assumptions and analyses made by Ring and its management in light of their experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances. However, whether actual results and developments will conform to expectations is subject to a number of material risks and uncertainties, including but not limited to: Ring’s ability to integrate its combined operations successfully after the Transaction and achieve anticipated benefits from it; risks relating to any unforeseen liabilities of Ring or the assets acquired in the Transaction; declines in oil, natural gas liquids or natural gas prices; the level of success in exploration, development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing of exploration and development expenditures; inaccuracies of reserve estimates or assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; impacts to financial statements as a result of impairment write-downs; risks related to level of indebtedness and periodic redeterminations of the borrowing base and interest rates under Ring’s credit facility; Ring’s ability to generate sufficient cash flows from operations to meet the internally funded portion of its capital expenditures budget; the impacts of hedging on results of operations; and Ring’s ability to replace oil and natural gas reserves. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2022, and its other filings. Ring undertakes no obligation to revise or update publicly any forward-looking statements except as required by law.
CONTACT INFORMATION
Al Petrie Advisors
Al Petrie, Senior Partner
Phone: 281-975-2146
Email: apetrie@ringenergy.com
FOOTNOTES
(1) Represents a non-GAAP financial measure that should not be considered a substitute for any GAAP measure.

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